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                                                                     Exhibit 5.1


                                 August 14, 1997

Aspec Technology, Inc.
830 East Arques Avenue
Sunnyvale, CA  94086

         Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 14, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 4,178,840 shares of your Common Stock outstanding under the 1996 Stock Option Plan, (ii) 242,730 shares of your Common Stock reserved for issuance under the 1996 Stock Option Plan; (iii) 25,000 shares of your Common Stock outstanding under the 1997 Director Option Plan;
(iv) 225,000 shares of Common Stock reserved for issuance under the 1997 Director Option Plan; and (v) 500,000 shares of your Common Stock reserved for issuance under the 1997 Employee Stock Purchase Plan (collectively, the "Shares") (collectively, the "Plans"). As legal counsel for Aspec Technology, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.


                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation